Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company Reports Second Quarter 2012 Results

MINNEAPOLIS, July 24, 2012 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced financial results for the three months ended June 30, 2012.

“Leading business indicators are strengthening,” said Kevin Gilligan, chairman and chief executive officer. “While the market environment remains challenging, we have improved our execution as we continue to gain experience in our new marketing and learner success strategies,” continued Gilligan. “Capella has a reputation for quality online academic programs, a track record of regulatory compliance and demonstrated career outcomes for our graduates. This is a strong foundation as we build Capella for long-term sustainable growth.”

For the three months ended June 30, 2012:

•	Revenues were $106.2 million, compared to $106.4 million in the second quarter of 2011, a decrease of 0.2 percent.

•	Operating income was $18.1 million, compared to $23.9 million for the same period in 2011. Operating margin was 17.0 percent, compared to 22.5 percent for the second quarter 2011.

•	Net income attributable to Capella Education Company for the second quarter of 2012 was $11.4 million, compared to $15.5 million for the same period in 2011.

•	Diluted net income per share was $0.85, compared to $0.99 for the same period in 2011.

•	Capella University total active enrollment decreased 4.6 percent to 36,336 and new enrollment decreased by 6.0 percent from second quarter 2011.

For the six-month period ended June 30, 2012:

•	Revenues decreased by 1.0 percent to $215.6 million, compared to $217.8 million for the same period in 2011.

•	Operating income for the six-month period ended June 30, 2012 was $36.0 million, or 16.7 percent of revenue, compared to $46.4 million, or 21.3 percent of revenue during the same period in 2011.

•	Net income was $22.7 million or $1.67 per weighted average number of diluted shares outstanding, compared to $30.1 million or $1.89 per share for the same period in 2011.

Balance Sheet and Cash Flow

As of June 30, 2012, the Company had cash, cash equivalents, and marketable securities of $123.7 million, compared to $127.0 million at Dec. 31, 2011, and no debt for the same periods.

Cash flow from operations for the six months ended June 30, 2012 was $35.6 million compared to $45.0 million in the same period a year ago.

Share Repurchase

The Company repurchased approximately 700,000 shares of Capella stock for total consideration of $25.5 million during the six-month period ended June 30, 2012. In the second quarter 2012, the Company repurchased approximately 390,000 shares of Capella stock for total consideration of $12.5 million. The remaining authorization as of the end of the second quarter was $34.2 million.

Outlook

For the third quarter ending Sept. 30, 2012, Capella University new enrollment growth is expected to be flat to slightly up, while total enrollment is expected to decline by about 3.5 to 4.5 percent compared to third quarter 2011. Consolidated revenue is expected to decline by about 3.5 to 4.5 percent compared to third quarter 2011.

The consolidated operating margin is anticipated to be approximately 5 to 6 percent of total revenue for the third quarter of 2012 compared to 14.5 percent in the same period last year. The year-over-year change is primarily due to lower revenue and increased expenses related to our strategic investments in diversification, marketing and learner success investments.

“We have increased confidence in our marketing and learner success strategies, and continue to invest in our strategies,” said Steve Polacek, senior vice president and chief financial officer. “Due to timing, investments will be more concentrated in the third quarter compared to the fourth quarter of 2012. We expect fiscal year 2012 marketing expenses to be below 2011 levels and fiscal year 2012 operating margins to be about 14 to 15 percent of total revenue. We continue to diligently manage costs as we position Capella for long-term sustainable growth and shareholder value creation.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including changes in applicable federal and state laws and regulations and accrediting agency policies, including recently revised Higher Learning Commission accreditation standards; maintaining and expanding existing commercial relationships with employers and developing new such relationships; effectively instituting changes in our marketing and brand management approach and with the use of aggregators; improving our learner cohort retention rate; improving our conversion rates; keeping up with advances in technology important to the online learner experience; successfully identifying and integrating acquisitions; complying with regulations applicable to our international operations; managing operational challenges with acquired entities; using business technology to accurately store, process and report relevant data; effectively implementing cost reductions in our business; managing increases in our expenses; and managing risks associated with the overall competitive environment and general economic conditions.
Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included under, among others, the heading "Risk Factors" in our most recent Form 10-K and Form 10-Q on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.
Conference Call

Capella will discuss its second quarter 2012 results and outlook during a conference call scheduled today, July 24, 2012, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 88950062. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on July 24, 2012 through July 31, 2012, at 855.859.2056 (domestic) or 404.537.3406 (international), conference ID# 88950062. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd.

(RDI), an independent provider of United Kingdom (UK) university distance learning qualifications. Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 46 graduate and undergraduate degree programs with 144 specializations. More than 36,000 learners were enrolled as of June 30, 2012, with about 75 percent of learners enrolled in graduate degree programs. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, visit http://www.rdi.co.uk.

Sophia is a first-of-its-kind social education platform that offers students many ways to learn by making free, credible, academic content available to anyone, anywhere, at anytime. The site offers tens of thousands of tutorials created by hundreds of teachers and experts that are taught in a variety of ways. The platform further enhances the learning process by offering quizzes, assessing learning preferences and providing learning paths. For more information, visit www.sophia.org.

* Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

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CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of June 30, 2012	As of December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91,463	$61,977
Marketable securities	32,251	65,067
Accounts receivable, net of allowance of $5,168 at June 30, 2012 and $5,789 at December 31, 2011	16,338	18,239
Prepaid expenses and other current assets	12,514	12,493
Deferred income taxes	3,273	3,452
Total current assets	155,839	161,228
Property and equipment, net	47,739	50,713
Goodwill	17,002	16,980
Intangibles, net	5,613	6,552
Total assets	$226,193	$235,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,007	$8,977
Accrued liabilities	30,939	29,306
Income taxes payable	41	2,427
Deferred revenue	8,850	7,769
Total current liabilities	43,837	48,479
Deferred rent	4,121	4,215
Other liabilities	6,871	6,425
Deferred income taxes	10,652	12,575
Total liabilities	65,481	71,694

Redeemable noncontrolling interest	—	1,180

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 13,201 at June 30, 2012 and 13,882 at December 31, 2011	132	139
Additional paid-in capital	100,343	103,900
Accumulated other comprehensive income	35	307
Retained earnings	60,202	58,253
Total shareholders’ equity	160,712	162,599
Total liabilities and shareholders’ equity	$226,193	$235,473

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)
Revenues	$106,180	$106,400	$215,580	$217,754
Costs and expenses:
Instructional costs and services	45,022	42,506	91,792	85,005
Marketing and promotional	32,703	30,818	65,573	66,139
General and administrative	10,399	9,173	22,222	18,378
Reduction of workforce	—	—	—	1,862
Total costs and expenses	88,124	82,497	179,587	171,384
Operating income	18,056	23,903	35,993	46,370
Other income (expense), net	60	472	17	997
Income before income taxes	18,116	24,375	36,010	47,367
Income tax expense	6,704	8,996	13,491	17,488
Net income	11,412	15,379	22,519	29,879
Net loss attributable to noncontrolling interest	—	136	186	245
Net income attributable to Capella Education Company	$11,412	$15,515	$22,705	$30,124
Net income attributable to Capella Education Company per common share:
Basic	$0.85	$1.00	$1.68	$1.90
Diluted	$0.85	$0.99	$1.67	$1.89
Weighted average number of common shares outstanding:
Basic	13,369	15,589	13,541	15,884
Diluted	13,425	15,666	13,604	15,976

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2012	2011
	(Unaudited)
Operating activities
Net income	$22,519	$29,879
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	7,043	3,605
Depreciation and amortization	14,403	11,050
Amortization of investment discount/premium	475	1,163
Impairment of property and equipment	956	—
Loss (gain) on disposal of property and equipment	77	(33)
Share-based compensation	1,933	1,910
Excess tax benefits from share-based compensation	(37)	(88)
Deferred income taxes	(1,631)	3,938
Changes in operating assets and liabilities:
Accounts receivable	(5,154)	(2,172)
Prepaid expenses and other current assets	(54)	(1,357)
Accounts payable and accrued liabilities	(3,109)	(2,425)
Income tax payable	(2,766)	(472)
Deferred rent	(95)	876
Deferred revenue	1,069	(863)
Net cash provided by operating activities	35,629	45,011
Investing activities
Capital expenditures	(11,697)	(12,962)
Proceeds from the sale of property and equipment	303	—
Purchases of marketable securities	—	(3,500)
Redemption of noncontrolling interest	(1,576)	—
Sales and maturities of marketable securities	32,035	17,460
Net cash provided by investing activities	19,065	998
Financing activities
Excess tax benefits from share-based compensation	37	88
Net proceeds from exercise of stock options	244	1,457
Repurchases of common stock	(25,483)	(52,817)
Net cash used in financing activities	(25,202)	(51,272)
Effect of foreign exchange rates on cash	(6)	—
Net increase (decrease) in cash and cash equivalents	29,486	(5,263)
Cash and cash equivalents at beginning of period	61,977	77,416
Cash and cash equivalents at end of period	$91,463	$72,153
Supplemental disclosures of cash flow information
Income taxes paid	$18,014	$14,045
Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$438	$949

CAPELLA UNIVERSITY
Other Information

	June 30,
Enrollment by Degree (a):	2012	2011	% Change
PhD/Doctoral	11,556	11,894	(2.8)%
Master's	15,705	17,780	(11.7)%
Bachelor's	8,372	8,132	3.0%
Other	703	266	164.3%
Reduction of workforce	36,336	38,072	(4.6)%

(a): Enrollment as of June 30, 2012 and 2011 is the enrollment as of the last day of classes for the quarter ended June 30, 2012 and 2011, respectively.